Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into this 3rd day of December, 2015, by and between Vertical/Trigen Holdings, LLC, a Delaware limited liability company, and its successors and assigns (“Vertical/Trigen” or the “Company”) and Brian A. Markison (the “Executive”).

WHEREAS, this Agreement is being entered into in connection with the entering into of the Business Combination Agreement, dated as of the date hereof (the “Transaction Agreement”) by and among each of the persons designated as an “Osmotica Shareholder” in the Transaction Agreement, Osmotica Holdings Corp Limited, a company organized under the laws of Cyprus, Altchem Limited, solely in its capacity as representative for the Osmotica Shareholders, each of the persons designated as a “Vertical/Trigen Shareholder” in the Transaction Agreement, Vertical/Trigen, Avista Capital Partners III GP, LP, solely in its capacity as representative for the Vertical/Trigen Shareholders, and Osmotica Holdings S.C.Sp., a special limited partnership organized under the laws of Luxembourg (“New HoldCo”) (the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, the Executive is currently serving as the executive chairman of the Company pursuant to an appointment letter entered into between the Executive and the Company on December 13, 2013 (the “Appointment Letter”), and, in furtherance of this Agreement, the Executive and the Company desire to terminate the Appointment Letter effective as of the consummation of the transactions contemplated by the Transaction Agreement (the “Closing”, and the date on which the Closing occurs, the “Effective Date”);

WHEREAS, Vertical/Trigen desires that, from and after the Effective Date, the Executive be employed by the Company, and the Executive desires to be employed by the Company pursuant to the terms of this Agreement effective, subject to, and as of the Effective Date; and

WHEREAS, in connection with the execution of the Transaction Agreement and the consummation of the Transaction, New HoldCo will become the indirect parent entity of Vertical/Trigen

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment and Duties.

(a) General. Effective as of the Effective Date, the Company hereby agrees to employ and the Executive hereby agrees to accept employment with and serve as President and Chief Executive Officer (the “CEO”) of the Company and each of its parent entities, including New HoldCo and its subsidiaries, and will report to the Board of Managers of New HoldCo (the “Board”). Upon the Closing (as such term is defined in the Transaction Agreement), Avista Capital Partners III, LP, or one of its affiliated investment funds (the “Avista LP”), shall designate the Executive as one of the three initial managers on the Board that the Avista LP is entitled to designate. At the request of the Board, the Executive shall also serve as a manager or director on the Board of Managers or Board of Directors of each of New HoldCo’s subsidiaries, and as chairman of the Board of Managers or Board of Directors of each of New HoldCo’s subsidiaries. In these capacities, the Executive shall render such executive, managerial, administrative and other services as customarily are associated and incident to such positions, and as the Company or New HoldCo may, from time to time, reasonably require of him consistent with such position. Commensurate with the Executive performing his duties as CEO, the Executive will be expected to work at the Company’s headquarters in Bridgewater or Sayreville, New Jersey as necessitated by business demands or as reasonably requested by the Board of the Company.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as the CEO of New HoldCo and its subsidiaries (including the Company, collectively, the “Company Group”). Notwithstanding the forgoing, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, and similar types of activities, to the extent that such activities do not individually or in the aggregate, conflict materially with the performance of the Executive’s duties under this agreement; provided, however, that the Executive shall not serve on the board of any business or charitable organization, or hold any other position with any business, without the consent of the Board. Such advance Board approval has been obtained for the Executive to serve as (i) a director of the following public and private companies and not for profit organizations during his employment with the Company: Lantheus Medical Imaging, the College of New Jersey, Alere, Rosetta Genomics, LTD and Immunomedics, Inc., and (ii) an operating industry advisor to Avista Capital Holdings L.P. and any of its current or future affiliated investment funds (collectively, “Avista”) and as a director of any portfolio company of Avista or of any other entity that is affiliated with Avista or with some or all of the partners of the ultimate general partner or management company of Avista; provided that (I) all service described in clauses (i) and (ii) shall be performed on the Executive’s personal time and no such service interfere with the Executive’s full-time commitment to serve as CEO of the Company Group for so long as Executive remains employed as such, and (II) the Executive shall immediately disclose to the Board any involvement with a business that reasonably might be expected to be competitive with a business of the Company Group.

2. Employment “At-Will”. The Executive’s employment with the Company shall commence on the Effective Date. The Executive’s employment with the Company shall, at all times, be treated as “at will,” meaning that the Executive’s employment may be terminated by the Company and the Executive may resign for any reason or no reason at all, unless otherwise prohibited by law.

3. Compensation and Other Benefits. Subject to the terms of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual base salary of not less than $600,000 (the “Base Salary”), subject to applicable tax withholdings, payable in accordance with the regular payroll practices of the Company. Salary increases, if any, may occur from time to time in the Company’s sole discretion. Such salary increases will depend upon a number of factors, including but not limited to the Executive’s performance, the Company’s financial performance, and the general economic environment.

(b) Equity Participation. At or promptly following the Closing, the Executive will be granted an amount of options exercisable for units of New HoldCo representing 3% of the basic units of New HoldCo outstanding upon the Closing pursuant to grant documentation and on terms that are consistent with those described in Exhibit A hereto and, to the extent not inconsistent with such terms, are otherwise reasonably satisfactory to the Board. In addition, the Executive shall make a cash investment in accordance with that certain Reorganization Agreement entered into on the date hereof between the Executive, the Company and the other members of the Company party thereto.

(c) Annual Cash Bonus. The Executive shall be eligible to receive an annual, discretionary cash bonus (“Annual Cash Bonus”) less taxes and withholdings, with a target bonus opportunity of 100% of the Executive’s Base Salary for the applicable calendar year (the “Target Bonus”). Annual Cash Bonuses shall be subject to, and shall only be earned and payable upon, the achievement of one or more reasonable and objective annual performance targets established no later than March 30 of each performance year by the Board of Directors of the Company (the “Company Board”). The performance targets for Executive’s first partial year of service after the Effective Date shall be established by the Company Board within ninety (90) calendar days following the Effective Date and shall be prorated for the Executive’s first partial year of service. Annual Cash Bonuses, if any, are generally to be paid in the year immediately following the performance year after the finalization of the performance years’ audit, on approximately the 15th of the month that such annual audit is finalized and will only be paid to the extent the same is earned and in the amount determined based on actual achievement of the performance targets, subject to the Executive’s continued employment on such payment date, except as otherwise provided in Section 4 hereof.

(d) Employee Benefit Plans. The Executive shall be entitled to participate in employee benefit plans and programs of the Company, in accordance with their respective terms, as may be amended from time to time, on a basis no less favorable than those made available to other senior executives of the Company. Coverage under such plans is governed by the applicable plan documents which shall be provided to the Executive.

(e) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in connection with the fulfillment of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to the applicable expense reimbursement policies and procedures of the Company as in effect from time to time. The Executive shall comply with such expense reimbursement policies and procedures as may be in effect from time to time.

(f) Vacation. The Executive shall be entitled to twenty-five working days of paid vacation per year, which shall be accrued in accordance with the Company’s vacation policy for senior executives (it being understood that vacation days accrued for the calendar in which the Effective Date occurs will be pro-rated for the Executive’s first partial year of service). Such vacations shall extend for such periods and be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder. Carryover of unused vacation days shall be permitted to the extent permitted by the Company’s vacation policy for other senior executives, as in effect and amended from time to time.

(g) Reimbursement of Legal Fees. The Company shall promptly reimburse the Executive for all reasonable and documented legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement; provided, that, the Company shall not be required to reimburse the Executive for any such reasonable and documented legal fees and expenses in excess of $25,000 in the aggregate.

4. Termination of Employment and Change of Control.

(a) Termination By the Company Without Cause or By the Executive With Good Reason. If the Executive’s employment is terminated by the Company without “Cause,” as that term is defined in Section 4(d) below, or the Executive terminates his employment for “Good Reason,” as that term is defined in Section 4(e) below, the Executive shall receive the following, subject to Section 4(g):

(i) a lump sum payment equal to the Executive’s Base Salary on the date of termination for 12 months, less taxes and withholdings, payable on the sixtieth (60th) day following the date of Executive’s termination of employment;

(ii) a lump sum payment equal to the full Target Bonus for the year of termination, less taxes and withholdings, payable on the sixtieth (60th) day following the date of the Executive’s termination of employment;

(b) continued payment by the Company, for a period of 24 months, of the Company’s portion of the premium for medical and dental benefits under the Company’s group medical and dental plans that the Company was paying on the Executive’s behalf on the date of termination (which subsidy will be treated as imputed income); provided, that the Executive elects to purchase continued healthcare coverage under COBRA, and the period of subsidized coverage shall count toward the Executive’s period of COBRA coverage; and provided, further, that, in the event the Company determines that the benefits set forth in this clause (iii) would result in adverse tax consequences for the Company, any affiliate, or any individual, or otherwise violate applicable law at the time such payments are due, the Company shall provide, in lieu of such benefits, a cash payment equal to the subsidy described in this clause iii that does not result in such adverse tax consequences or otherwise violate applicable law;

(i) a lump sum payment equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, notwithstanding the failure of the Executive to be employed by the Company on such Annual Cash Bonus payment date; and

(ii) a lump sum payment equal to (A) any earned, but unpaid, Base Salary through the date of termination, (B) any accrued but unreimbursed business expenses incurred by the Executive prior to such termination, subject to compliance with the Company’s expense reimbursement policy, and (C) the cash value of any unused vacation days accrued by the Executive as of the date of termination, subject to applicable tax withholding, which shall be payable on the sixtieth (60th) day following the Executive’s termination of employment (the “Accrued Amounts”). In view of the benefits to which the Executive may be entitled under this Section 4(a) or Section 4(f), as applicable, the Executive may not participate in and shall not receive any benefits under any severance plan or policy of the Company (or any successor, affiliate, or similar severance plan) (a “Company Severance Policy”) and the severance arrangements provided under this Section 4(a) or Section 4(f), as applicable, shall constitute the entire obligation of the Company and its affiliates to the Executive in connection with any termination by the Company without Cause or termination by the Executive for Good Reason; provided, that this paragraph shall not alter the Executive’s rights or obligations he may have or be subject to in connection with or with respect to his direct or indirect equity interests in New HoldCo, and the Executive’s indemnification rights shall continue to be governed in accordance with any Directors and Officers Liability Insurance Policy that New HoldCo or any of its subsidiaries may maintain and/or with New HoldCo’s or any of its subsidiaries’ certificate of incorporation or by-laws or similar governing document, and otherwise in accordance with Section 7; and further provided, that to the extent that any Company Severance Policy would provide the Executive with a greater severance benefit upon any applicable termination than provided hereunder, the Executive shall be entitled to participate in such Company Severance Policy to the extent of any such excess. The Executive expressly acknowledges and agrees that he shall not be entitled to receive any payments, benefits or other compensation under this Section 4(a) in the event he receives any payment as a result of a Change of Control circumstance as set forth in Section 4(f) below.

(c) Other Terminations. The Executive shall not be entitled to the post-termination benefits set forth in Section 4(a) above or Section 4(f) below, as and if applicable, other than the Accrued Amounts if his employment with the Company ceases for any reason other than his termination by the Company without Cause or his resignation for Good Reason; it being understood that if the Executive’s employment with the Company ceases or terminates for any other reason, he will not be entitled to any severance or post-termination benefits or payments, whether hereunder or pursuant to any policy of the Company; provided, that this paragraph shall not alter the Executive’s rights or obligations he may have or be subject to in connection with or with respect to his direct or indirect equity interests in New HoldCo, and the Executive’s indemnification rights shall continue to be governed in accordance with any Directors and Officers Liability Insurance Policy that New HoldCo or any of its subsidiaries may maintain and/or with New HoldCo’s or any of its subsidiaries’ certificate of incorporation or by-laws or similar governing document, and otherwise in accordance with Section 7. In the event that the Executive’s employment is terminated other than by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to a lump sum payment equal to the Accrued Amounts, subject to applicable tax withholding, payable no later than the sixtieth (60th) day following the Executive’s termination of employment. The Executive shall provide at least 90 days’ advance notice of any resignation without Good Reason. During such 90-day period, the Executive shall continue to perform all duties requested of him, including but not limited to assisting in transition; provided that the Board shall have discretion to release the Executive from his responsibilities before the end of such 90-day notice period, without any obligation for the Company to provide any payments or benefits other than payment of the Accrued Amounts for service through his termination date, as described above; it being understood that such 90-day notice period shall count towards the Restriction Period.

(d) Termination Due to Death or Permanent Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Permanent Disability, the Company shall be entitled to terminate his employment. For purposes of this Agreement, the “Permanent Disability” of the Executive shall mean the Executive’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the material functions of the Executive’s position with or without reasonable accommodation, for a period of: (i) one hundred eighty (180) consecutive days; or (ii) one hundred eighty (180) days during any twelve (12) month period, and which entitles the Executive to receive benefits under a disability plan provided by the Company. In the event of a termination of employment under this section, the Executive shall be entitled to a lump sum payment equal to (A) any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, (B) a portion of the Annual Cash Bonus for the year of termination, but only to the extent that the performance targets are achieved at year end and pro-rated for the number of days of employment during the year of termination, and (C) the Accrued Amounts in the case of each of clauses (A), (B) and (C), subject to applicable tax withholding, in the case of each of clauses (A) and (C), payable no later than the sixtieth (60th) day following the Executive’s termination of employment, and in the case of clause (B), payable on the normal Annual Cash Bonus payment date following the year in which such termination occurs.

(e) Cause Definition. For purposes of this Agreement, “Cause” means (i) any material failure on the part of the Executive to perform the Executive’s employment duties (not as a consequence of any illness, accident or disability and not relating to any corporate or individual performance targets), (ii) the Executive’s continued failure to carry out any reasonable lawful direction of the Company or the Board that is consistent with his position as CEO, (iii) the Executive’s material failure to comply with any of the applicable material rules of the Company contained in its Employee Handbook or any other Company policy, (iv) the Executive’s failure to comply with any of the material terms of this Agreement, (v) the Executive’s fraud, willful malfeasance, gross negligence or willful misconduct in the performance of his employment duties, which causes material injury to the Company Group or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company Group’s other employees and intentional falsification of Company data to be submitted to any governmental authority, and (vi) the Executive’s conviction of a felony or other crime involving moral turpitude (or a pleading of guilty or nolo contendere thereto), other than one which in the reasonable opinion of the Board does not affect the Executive’s position as an employee of the Company; provided, however, that, with respect to each of items (i) through (iv) in this Section 4(d), the Company must notify the Executive in writing within ten (10) days of the Board becoming aware of the occurrence of such event, delineating with specificity the facts constituting the Cause, requesting that the Executive remedy the situation, and stating that if the Executive fails to remedy the situation he will be terminated for Cause (an “Executive Notice to Cure”), and the Executive shall be given ten (10) days from the date of receipt of the Executive Notice to Cure to remedy the alleged occurrence, in which case if remedied within such ten (10) day period, such action or inaction shall not constitute Cause.

(f) Good Reason Definition. For purposes of this Agreement, “Good Reason” means (i) a material and adverse reduction in the nature or scope of the responsibilities of, or title held by, the Executive, including, for the avoidance of doubt, any action as a result of which the Executive no longer has the title of Chief Executive Officer of the Company or New HoldCo or, following a Change of Control, any entity that directly or indirectly owns more than fifty percent (50%) of the Company or New HoldCo; (ii) a material breach by the Company of this Agreement; (iii) the transfer or relocation of the Executive’s principal place of employment to a location that is more than 50 miles from the Company’s office in Bridgewater or Sayreville, New Jersey, without the Executive’s prior consent; or (iv) if the Company is not a public company, the removal (without the Executive’s consent or approval) of the Executive from the Board or any failure (without the Executive’s consent or approval) to elect the Executive to the Board; provided, however, that, with respect to each of items (i) - (iv) in this Section 4(e), the Executive must notify the Company in writing within ten (10) days of the occurrence of such event, delineating with specificity the facts constituting the Good Reason and requesting that the Company remedy the situation (“Company Notice to Cure”), the Company shall be given ten (10) days from the date of receipt of the Company Notice to Cure to remedy the alleged occurrence and the Executive’s employment must terminate within ten (10) days after the Company’s failure to cure. For the avoidance of doubt, (x) a change in the number of direct or indirect reports to the Executive, or upon the consummation of an IPO, a change in the Executive’s reporting relationships (including to a Chairman of the Board, but subject, however, to the Executive continuing to be the CEO of the Company, New HoldCo and the entity subject to such IPO), in each case, shall not by itself constitute a material and adverse reduction in the nature or scope of the responsibilities of the Executive, and (y) “Good Reason” shall not include if, with his consent, the Executive ceases to be the Chief Executive Officer of New HoldCo and becomes Chairman of the Board of Managers of New HoldCo.

(g) Change of Control.

a. Definitions. For purposes of this Agreement,

i. a “Sale of the Company” means (A) the acquisition by any person or entity, or any two or more persons or entities deemed to be one person or a group, as the terms “person” and “group” are used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”), (other than a Permitted Holder), of the direct or indirect “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the voting securities of the Company (or of any member of the Company Group which beneficially owns or controls more than 50% of the voting securities of the Company) in one or a series of related transactions, (i) through a sale of securities, or (ii) a merger, consolidation or similar transaction involving the Company or New HoldCo, immediately following which, any member or members of the Company Group or a Permitted Holder fails to own, individually or collectively, more than fifty percent (50%) of the voting power of the successor entity, or (B) a sale or other disposition for value to any Person other than a Permitted Holder of all or substantially all of the assets of the Company or New HoldCo. For the avoidance of doubt, a Sale of the Company shall not be deemed to occur in connection with a sale, disposition or transfer of assets or stock (including by merger, recapitalization, consolidation or similar transaction) of any member of the Company Group (other than the Company or any member of the Company Group which beneficially owns or controls more than 50% of the voting stock of the Company).

ii. an “IPO” means the closing of the first sale of securities of any member of the Company Group, or any entity that beneficially owns more than fifty percent (50%) of any member of the Company Group, to the general public (including a public offering of the Company’s or New HoldCo’s securities) pursuant to an effective registration statement filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, or some other some other securities regulator in another jurisdiction or is effected under otherwise applicable law.

iii. a “Change of Control” shall be deemed to have occurred once (and only once) upon a Sale of the Company. For the avoidance of doubt, following the first Sale of the Company after the date hereof, no subsequent Sale of the Company shall constitute a Change of Control.

iv. “Permitted Holder” means: (i) any entity within the Company Group, (ii) a Person or group affiliated with the Company or any member of the Company Group or (iii) any beneficial owner of the Company Group (including Altchem Limited and Avista Capital Holdings, L.P.) or any of such beneficial owner’s affiliates.

b. Termination Without Cause or For Good Reason following a Change of Control. If, within twelve (12) months following the occurrence of a Change of Control (the “Change of Control Period”), the Executive resigns for Good Reason or the Company terminates the Executive’s employment with the Company without Cause, the Executive shall receive the following, subject to Section 4(g):

i. a lump sum payment, equal to a multiple of Executive’s Base Salary as of (A) the date of such of termination or (B) the day immediately prior to the date of the Change of Control, whichever is greater, subject to applicable tax withholding, payable on the sixtieth (60th) day following the date of Executive’s termination of employment, which multiple shall vary based on the timing of the occurrence of the Executive’s termination of employment in relation to the Change of Control as determined as specified below (such applicable multiple, the “Change of Control Multiple”):

1) if the Change of Control occurs within 12 months following the Effective Date, the Change of Control Multiple shall be 2,

2) if the Change of Control occurs between 12 and 24 months following the Effective Date, the Change of Control Multiple shall be 1.5, and

3) if the Change of Control occurs 24 or more months following the Effective Date, the Change of Control multiple shall be 1.

ii. a lump sum payment, equal to the greater of (A) the full Target Bonus for the year of termination or (B) the full Target Bonus applicable for the year in which the Change of Control occurred, multiplied by the applicable Change of Control Multiple, based on the timing of the occurrence of the Executive’s termination of employment in relation to the Change of Control, subject to applicable tax withholding, payable on the sixtieth (60th) day following the date of Executive’s termination of employment;

iii. continued payment by the Company, for a period of 24 months, of the Company’s portion of the premium for medical and dental benefits under the Company’s group medical and dental plans that the Company was paying on the Executive’s behalf on the date of termination (which subsidy will be treated as imputed income), provided that the Executive elects to purchase continued healthcare coverage under COBRA, and the period of subsidized coverage shall count toward the Executive’s period of COBRA coverage; provided, that, in the event the Company determines that the benefits set forth in this clause iii would result in adverse tax consequences for the Company, any affiliate, or any individual, or otherwise violate applicable law at the time such payments are due, the Company shall provide, in lieu of such benefits, a cash payment equal to the subsidy described in this clause iii that does not result in such adverse tax consequences or otherwise violate applicable law;

iv. a lump sum payment equal to any earned, but unpaid, Annual Cash Bonus, if any, for the year prior to the year of termination, notwithstanding the failure of the Executive to be employed by the Company on such Annual Cash Bonus payment date, subject to applicable tax withholding, payable on the sixtieth (60th) day following the date of Executive’s termination of employment; and

v. a lump sum payment equal to the Accrued Amounts.

The parties agree and acknowledge that if the Executive is entitled to and receives payments and benefits under this Section 4(f), such payments and benefits are in lieu of and not in addition to any payments or benefits amounts payable or subject to Section 4(a).

(h) Separation Agreement and General Release. The payments and benefits set forth in Sections 4(a) and 4(f) above are expressly conditioned upon the Executive’s execution and delivery to the Company of a General Release substantially in a form of Exhibit B, attached hereto, (the “General Release”) and such General Release’s becoming irrevocable within sixty (60) days following the Executive’s termination of employment; provided that any payments or benefits otherwise due prior to such sixtieth (60th) day shall be paid on such sixtieth (60th) day; provided, further, that if such sixty (60) day period spans two taxable years, any payments or benefits shall be paid or commence, as applicable, in the second taxable year. For the avoidance of doubt, the payments and benefits set forth in Sections 4(a) and 4(f) above shall be forfeited if such General Release has not been executed, delivered and become irrevocable within such sixty (60) day period.

(i) Section 280G. If, immediately prior to a “change in ownership or control” of the Company (within the meaning of Section 280G of the Code (“Section 280G”)), no stock in the Company or New HoldCo is readily tradeable on an established securities market, then as soon as reasonably practicable following the execution of any definitive agreement pursuant to which such “change in ownership or control” transaction would be effected, but in no event later than five (5) business days prior to the consummation of such change in ownership or control, the Company or New HoldCo shall (i) solicit a waiver from the Executive pursuant to which the Executive may waive his right to some or all of any payments and/or benefits payable hereunder or otherwise that as a result of or in connection with the change in ownership or control would be deemed to constitute “parachute payments” within the meaning of Section 280G (the “Waived 280G Benefits”) such that all remaining payments and/or benefits applicable to him shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) solicit the approval of the stockholders of the Company or New HoldCo, as applicable, (to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code) for the payment of any Waived 280G Benefits, so that if so approved, such Waived 280G Benefits shall not be considered “parachute payments” within the meaning of Section 280G. To the extent any of the Waived 280G Benefits are not so approved by the stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided.

5. Restrictive Covenants.

(a) Confidential Information. On the Effective Date, the Executive will enter into and agree to be bound by and subject to an agreement with the Company relating to the protection of confidential information and developments and assignment of intellectual property and development rights, substantially in the form of Exhibit C, attached hereto (the “Confidentiality Agreement”). Notwithstanding the foregoing, in the event of any overlap between the terms contained in Sections 5(c) and 5(d) immediately below and any terms in the Confidentiality Agreement that relate to the same subject matter, the most restrictive of such terms shall apply.

(b) Covenant Against Competition. During the Executive’s employment with the Company and for the greater period of (i) one year following the Executive’s termination of employment with the Company, (ii) eighteen (18) months following the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason if such termination occurs within twelve (12) months following a Change of Control that occurs more than twelve (12) months following the Effective Date but prior to the beginning of the twenty-fourth (24th) month following the Effective Date, and (iii) twenty-four (24) months following the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason if such termination occurs within twelve (12) months following a Change of Control that occurs within twelve (12) months following the Effective Date (in each case, as applicable, the “Restriction Period”), the Executive will not, directly or indirectly, be involved as an owner, officer, director, employee, consultant, contractor or agent of any business, company or entity which, competes with the Company Group, which would include any company or business engaged, directly or indirectly, in the marketing, distribution, manufacturing or sale of branded and generic pharmaceutical products that compete with the branded or generic pharmaceutical products that the Company and its subsidiaries licenses, owns, markets, distributes, manufactures or sells at such time or any such products that have been presented to the Board of Managers for future development, licensing, marketing, distribution, manufacturing or sale at prior to such time (any such competing products, “Competing Products”). For the limited purpose of determining whether a business, company or entity “competes” with the Company Group following a Change of Control pursuant to the foregoing sentence, the term “Company Group” shall not include the businesses of any acquirer or successor of the Company which are different from the business of the Company Group at the time of such Change of Control. Notwithstanding the foregoing, the Executive, during the covenant not to compete period, may be employed by or otherwise work for a pharmaceutical company whose gross revenues from the sale of Competing Products for the most recent fiscal year prior to the date of the Executive’s affiliation is less than twenty (20) percent of the pharmaceutical company’s total gross revenues, provided that he is entirely screened from, and has no role or involvement in, that company’s business that relates to or is involved with any Competing Product during the restrictive covenant period. The Executive understands and acknowledges that his obligations hereunder shall apply anywhere that the Company’s or any of its subsidiaries’ products are marketed, distributed or sold because the Company and its subsidiaries are engaged in a global business.

(c) Covenant Against Solicitation of Employees. During the Restriction Period, the Executive will not, directly or indirectly, solicit, attempt to solicit, entice, encourage or induce any employee of the Company Group to terminate his or her relationship with the Company Group, or employ or attempt to employ or otherwise retain on an independent contractor basis, any person who was an employee of the Company Group during the Executive’s employment with the Company. Notwithstanding the foregoing, this covenant does not preclude any successor employer of the Executive from hiring any employees of the Company Group, provided the Executive has no involvement, direct or indirect, in their solicitation, recruitment or hire.

(d) Covenant Against Solicitation of Clients/Customers. During the Restriction Period, the Executive will not, directly or indirectly, solicit, contact, or have any contact, other than in connection with his employment with the Company, for the purpose of transacting business with any person or entity who is or was a customer or client of the Company Group during the Executive’s employment with the Company, where such solicitation or contact interferes with or otherwise negatively impacts the Company Group.

(e) Reasonable Restrictions; Right to Equitable Relief. The Executive acknowledges and agrees that the restrictions and covenants set forth in Section 5 of this Agreement are reasonable in geographic and temporal scope and in all other respects and necessary to protect the Company and its legitimate business interests. The Executive understands and agrees that the Company will be irreparably injured by any breach of Section 5 and damages would be an inadequate remedy. Accordingly, the Executive acknowledges that, in the event of the Executive’s breach or threatened breach of Section 5, the Company shall be entitled to a restraining order in addition to preliminary, temporary and permanent injunctive relief or other equitable relief, without the requirement of posting a bond or other security; provided, however, that the granting of any such injunctive relief shall not prejudice the Company’s right to seek monetary damages for any breach of Section 5 of this Agreement and any damage that the Company Group has suffered thereby, and that the Company shall be entitled to attorneys’ fees and costs incurred by the Company Group in enforcing the terms of Section 5 of this Agreement. Any right to obtain an injunction, restraining order, or other equitable relief under this Section 5 shall not be deemed to be a waiver of any right to any other remedy that the Company may have at law or in equity. Notwithstanding anything else to the contrary herein, in the event of any violation by the Executive of Section 5 of this Agreement, the Company shall immediately have no obligation thereafter to make any payments to or confer any benefits on the Executive that are set forth in this Agreement.

6. Confidentiality of This Agreement. The Executive agrees to keep the terms of this Agreement, to the extent permitted by law, completely confidential and to not disclose information about this Agreement to anyone other than the Executive’s spouse or domestic partner, attorneys and licensed tax and/or professional investment advisors, all of whom the Executive will inform of and obtain their advance agreement to be bound by this confidentiality provision.

7. Indemnification. The Executive shall be indemnified pursuant to and in accordance with the terms and conditions set forth in New HoldCo’s or its subsidiaries’ Directors and Officers Liability Insurance Policy then in effect, which policy shall provide the Executive coverage, during and after his employment with the Company, on the same basis as the Company’s other directors and officers.

8. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and may be assigned by the Company without the Executive’s consent in connection with any person acquiring, whether by merger, consolidation, purchase of stock, assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement.

9. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

10. Cooperation. The Executive agrees to cooperate fully and in good faith with the Company and its legal counsel, both during and after his employment with the Company, in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which the Executive may be involved as a party and/or in which the Company determines, in its sole discretion, that the Executive is a relevant witness or has relevant knowledge or information; provided, that any such cooperation shall not unreasonably interfere with the Executive’s employment with a future employer following the Executive’s termination of employment with the Company. In connection with such matters, the Executive agrees to notify, communicate and be represented by counsel of the Company’s choosing, to fully cooperate and work with such counsel with respect to, and in preparation for, any depositions, interviews, responses, appearances, or other legal matters, and to testify honestly with respect to all matters. The Executive is also entitled to appoint, at his request, his own legal counsel in addition to the Company’s counsel in connection with any legal matters covered by this Agreement; provided, that, unless such legal matters relate to claims for which the Executive is seeking indemnification, in which case the relevant insurance policy or other document, agreement or instrument governing the Executive’s to right to seek indemnification shall apply, the Company will pay the reasonable and documented expenses of the Executive’s own legal counsel if it is determined that the Executive’s interests are adverse to or in conflict with those of the Company and/or that providing counsel to the Executive would be a conflict of interest.

11. Acknowledgement by the Executive. The Executive represents and warrants that (i) he is not, and will not become, a party to any agreement, contract, arrangement, understanding, covenant or restriction contained in any agreement that in any way restricts or prohibits him from undertaking or performing his duties in accordance with this Agreement or that restricts his ability to be employed by the Company in accordance with this Agreement; (ii) his employment by the Company will not violate the terms of any policy of any prior employer of the Executive regarding competition or solicitation; and (iii) his position with the Company will not require him to improperly use any trade secrets or confidential information of any prior employer, or any other person or entity for whom he has performed services, and that he has not taken with him or disclosed to the Company any confidential information from any prior employment or any other entity for whom he has performed services.

12. Section 409A

(a) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted by applicable law, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) If any payment, compensation or other benefit provided to the Executive under this Agreement in connection with the Executive’s “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A) and the Executive is a specified employee (as defined in Section 409A(a)(2)(B)(i)) at the time of separation from service, no part of such payments shall be paid before the day that is six months plus one day after the date of separation or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of or following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service (within the meaning of Section 409A).

(d) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. Governing Law and Forum Selection. This Agreement (including any, action, litigation or proceeding that may be based upon, arise out of or relate to this Agreement) shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflict of law principles. With respect to any dispute arising out of or related to this Agreement, the Executive hereby consents to the exclusive jurisdiction of the of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, and expressly agrees not to challenge venue or forum in the event of any litigation.

15. Entire Agreement. Subject to Section 5(a), this Agreement between the Company and the Executive, as amended from time to time, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations there-under. The Appointment Letter shall be terminated effective as of the Effective Date and, notwithstanding anything to the contrary in this Section 15, any confidentiality undertakings contained in the Appointment Letter shall survive such termination.

16. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts (including, by means of facsimile or PDF (portable document file)), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

17. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision or portion of such provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

19. Notices. All notices or communications hereunder shall be in writing and addressed as follows:

To the Company:

Vertical/Trigen Holdings, LLC.

c/o Avista Capital Partners

65 East 55th Street, 18th Floor

New York, NY 10022

Facsimile No.: +1 (212) 593 6959

Attention: General Counsel

With a copy to New HoldCo at its headquarters.

To the Executive:

Brian Markison

1742 Stuart Road West

Princeton, NJ 08540

Email:

Facsimile:

or, if the Executive moves, at his last address on record with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.

20. Termination of Transaction Agreement. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Transaction Agreement is terminated, this Agreement shall be void ab initio and of no force or effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an authorized officer pursuant to the authority of its Board of Managers, and the Executive has executed this Agreement, as of the day and year first written above.

VERTICAL/TRIGEN HOLDINGS, LLC

By:	/s/ Chris Klein
Name:	Chris Klein
Title:	Secretary

ACCEPTED AND AGREED:

/s/ Brian A. Markison
Brian A. Markison

[MARKISON EMPLOYMENT AGREEMENT]

Exhibit A

Project Orbit - Proposed Management Equity Program

Management Equity Program Terms And Conditions

Option Program

Size of Pool:

Total options representing up to 7.5% of the basic units outstanding at Closing. Following the Closing, the CEO will recommend option allocations to the Board of Orbit Holdco, which the Board will have discretion to amend and/or approve. Brian Markison’s employment agreement will provide for, and promptly following the Closing the Board shall approve, a grant of options to Brian Markison representing 40% of the pool. In addition, 0.5% of the pool (0.5% of the 7.5%) will be reserved for issuance to individuals selected by Altchem, the names of which have been communicated to Avista on or prior to the date of the Business Combination Agreement.

Strike Price:	Same cost per unit as Avista’s and Altchem’s equity investment at Closing and fair market value therefrom.
Vesting:

1/2 of the option grant will vest based upon achieving performance targets (the “Performance Plan”). The remaining 1/2 of the option grant will vest ratably over four (4) years based upon the passage of time (the “Time Plan”).

Performance Plan:

One third of the options granted under the Performance Plan will fully vest upon the original holders of units of Orbit Holdco (collectively, the “Original Investors”) having received (on a cumulative basis) aggregate net cash proceeds (excluding, for the avoidance of doubt, proceeds from the Promissory Notes to be issued by Orbit Holdco to certain Original Investors at the Closing and any transaction, advisory or monitoring fees) with respect to its equity securities in an amount equal to 2.0 times their Investment Amount (as defined below) (the “Tier 1 ROI”); one third of the options granted under the Performance Plan will fully vest upon the Original Investors having received (on a cumulative basis) aggregate net cash proceeds (excluding, for the avoidance of doubt, proceeds from the Promissory Notes to be issued by Orbit Holdco to certain Original Investors at the Closing and any transaction, advisory or monitoring fees) with respect to its equity securities in an amount equal to 2.5 times their Investment Amount (the “Tier 2 ROI”); and one third of the options granted under the Performance Plan will fully vest upon the Original Investors having received (on a cumulative basis) aggregate net cash proceeds (excluding, for the avoidance of doubt, proceeds from the Promissory Notes to be issued by Orbit Holdco to certain Original Investors at the Closing and any transaction, advisory or monitoring fees) with respect to its equity securities in an amount equal to 3.0 times their Investment Amount (the “Tier 3 ROI”).

All dividends paid to the Original Investors (including in connection with any dividend recapitalization) shall be included in aggregate net proceeds (other than the dividend made to the shareholders of Osmotica Holdings Corp. Limited in connection with the Closing). The Board will have discretion to accelerate vesting in the event of an initial public offering or a transaction in which the Original Investors receive non-cash proceeds.

“Investment Amount” means an amount equal to $640 million, increased from time to time for any cash or other consideration contributed by the Original Investors to Orbit Holdco after the date of grant and prior to the date on which a “Change of Control” (to be defined) transaction is consummated.

In the event of a “Change of Control”, unvested options under the Performance Plan will accelerate immediately prior to the “Change in Control” event to the extent the “Return of Capital” thresholds set forth above are satisfied.

Time Plan:

Vesting over four (4) years subject to continued employment. Options under the Time Plan granted in connection with the Closing will vest on the first anniversary of the Closing of the transaction, and in annual amounts thereafter.

In the event of a “Change of Control” the unvested portion of the options under the Time Plan will accelerate immediately prior to the “Change in Control” event.

Exercise of Options:

Upon termination of employment, the terminated holder of options will be able to exercise his/her then vested options by delivering the exercise price in cash within agreed upon time periods.

Any vested options that are not exercised within the applicable time periods following any such termination shall automatically forfeit and terminate. Unvested options automatically terminate upon any termination of employment.

Orbit Holdco will have certain repurchase rights under certain circumstances upon termination of employment (see “Repurchase Rights” below and Schedule A).

Transfer Restrictions
Transfer Restrictions:

Units of Orbit Holdco held by members of management and other employees (the “Management Holders”) may not be transferred unless the transfer is (i) to a permitted transferee (i.e., for estate planning purposes), (ii) made in connection with the exercise of drag-along rights, (iii) made in connection with the exercise of a tag-along right or (iv) made to Orbit Holdco, Avista or Altchem in connection with their respective repurchase rights (see “Repurchase Rights” below and Schedule A).

Following an IPO, until such time as the Major Limited Partners have sold at least 50% of the equity interests they own immediately prior to the IPO, each Management Holder will be permitted to transfer common shares in an amount such that its “relative ownership percentage” (measured as the number of unrestricted shares owned after such transfer as a percentage of the sum of the number of unrestricted shares owned immediately after the consummation of the IPO and the number of unvested shares owned immediately after the consummation of the IPO which have vested as of the date of calculation) is equal to or greater than the aggregate “relative ownership percentage” of the Major Limited Partners.

Tag-Along Rights:

Management Holders will be afforded customary tag-along rights to sell a pro rata portion of their units (whether rolled over, purchased or issued upon exercise of vested options) in certain transfers of units by Avista and Altchem, subject to customary exceptions.

Drag-Along Rights:

Management Holders will be subject to customary drag-along rights in favor of Avista, pursuant to which they will be required to participate on a pro rata basis in certain transfers of units by Avista.

Cooperation with Transfers:

If drag-along or tag-along rights are exercised or if Avista or Altchem proposes a sale transaction, then Management Holders must take actions reasonably requested by Avista or Altchem in furtherance of such transaction.

Preemptive Rights:

Management Holders who are also accredited investors (as defined in Rule 501(a) of the Securities Act) will have preemptive rights entitling them to participate pro rata (with respect to their reinvestment/purchased units and exercised vested options) in additional issuances of units or other equity securities of Orbit Holdco, subject to customary exceptions.

Repurchase Rights:

Orbit Holdco will have the right to repurchase (i) units issued upon the exercise of options (or similar securities or other incentive equity) and (ii) units issued after the Closing in transactions not subject to pre-emptive rights, in each case, under certain circumstances upon termination of employment of an employee shareholder or Management Holder as set forth on Schedule A.

Altchem and Avista will have the right to repurchase certain units attributable to them, to the extent provided in the limited partnership agreement.

Repurchase rights will also apply in the event an employee shareholder breaches restrictive covenants by which it is bound following termination (same price as termination for cause).

Schedule A

Repurchase Rights upon Employee Termination

Repurchase Rights Upon Termination for Rollover or Purchased Units

Employee Terminates		Company Terminates
With Good Reason	Without Good Reason	Not for Cause	For Cause	Death/Disability
Call @ FMV	Call @ FMV	Call @ FMV	Call @ Lower of cost or FMV	Call @ FMV

Repurchase Rights Upon Termination for Options

	Employee Terminates		Company Terminates
	With Good Reason	Without Good Reason	Not for Cause	For Cause	Death/Disability
Unvested Options	Forfeited	Forfeited	Forfeited	Forfeited	Forfeited
Units purchased from exercise of vested options	Call @ FMV	Call @ Lower of cost or FMV	Call @ FMV	Call @ Lower of cost or FMV	Call @ FMV

Definitions

Definitions of “Cause” and “Good Reason” will be customary definitions set forth in the management equity plan.

“Fair Market Value” or “FMV” means a good faith determination by the board of directors through a reasonable application of a reasonable valuation method. Such determination shall be conclusive and binding on all persons.

Exhibit B

Separation Agreement Release Language

Release of Claims. The Executive, individually and on behalf of his heirs, executors, personal representatives, administrators, agents and assigns, forever waives, releases, gives up and discharges all waivable claims, real or perceived, whether now known or unknown, against the Company, all direct and indirect parent entities, subsidiaries, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties”), arising out of and in any way concerning the Executive’s employment with the Company, any terms, conditions or privileges related to the Executive’s employment with the Company, the termination of the Executive’s employment by the Company, and all alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”), the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq. (“ERISA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”), the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq. (“EPA”), the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11 (“Fair Pay Act”), the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (“OSHA”), the New York State Civil Rights Law, N.Y. Exec. Law § 291, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 296(1)(a), et seq., the New York City Civil Rights Law, N.Y.C. Admin. Code § 8-102(5), et seq., the New York State Wage Payment Law, N.Y. Lab. Law § 190(1), et seq., the New York State Whistleblower Law, N.Y. Lab. Law § 740, et seq., the NJ WARN Act, N.J.S.A. §21 et seq., the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the States of New Jersey and New York; and all other federal or state or local laws, regulations, rules, ordinances, or orders, as they may be amended. The Executive also forever waives, releases, discharges and gives up all claims, real or perceived and now known or unknown, for breach of implied or express contract, including but not limited to breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States, New York and New Jersey Constitutions. The Executive has agreed to and does waive any and all claims he may have for employment or reinstatement by the Company or any of the Released Parties and has agreed not to seek such employment or reemployment by the Company or any of the Released Parties in the future.

Covenant Not to Sue. The Executive warrants that he does not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and the Executive further agrees and covenants not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter arising from or relating to the Executive’s employment with the Released Parties, the Executive’s separation thereof, or otherwise. Should the Executive file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement, the Executive agrees that he will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, the Executive agrees that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

Release of Claims and Covenant Not to Sue Carve Outs. In connection with the foregoing release of claims and covenant not to sue, the Executive does not waive his right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, the Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on his behalf. The Executive understands and agrees that nothing in this Agreement limits his or the Company’s right to bring an action to enforce the terms of this Agreement. The foregoing release of claims and covenant not to sue shall not alter the

Executive’s rights or obligations he may have or be subject to in connection with or with respect to his direct or indirect equity interests in New HoldCo, and the Executive’s indemnification rights shall continue to be governed in accordance with any Directors and Officers Liability Insurance Policy that New HoldCo or any of its subsidiaries may maintain and/or with New HoldCo’s or any of its subsidiaries’ certificate of incorporation or bylaws or similar governing document, and otherwise in accordance with Section 7 of the Employment Agreement.

Exhibit C

Confidentiality Agreement

[FORM OF]

PROPRIETARY INFORMATION

AND

ASSIGNMENT OF INVENTIONS AGREEMENT

This PROPRIETARY INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT (this “Agreement”) between the undersigned (“Employee”) and [New HoldCo], a Luxembourg société en commandite spéciale (“Holdings”), sets forth the terms and conditions regarding Employee’s receipt, use, and disclosure of Proprietary Information (as defined below) belonging to Holdings and its direct and indirect subsidiaries (collectively, the “Company”).

1. Term of Agreement. This Agreement is in consideration of, among other things, Employee’s employment with the Company. This Agreement: (a) will survive the termination of Employee’s relationship with the Company; (b) inures to the benefit of successors and assigns of the Company; (c) is binding upon Employee’s heirs, executors, administrators, or other legal representatives; and (d) shall inure to the benefit of, and be enforceable by, all parent, subsidiary, or other affiliated entities of the Company.

2. Protection of Proprietary Information. Employee agrees that his or her employment creates a relationship of confidence and trust with the Company with respect to Proprietary Information of the Company learned or used by Employee during the period of Employee’s employment with the Company. “Proprietary Information” shall mean all trade secrets, confidential information, data, or any other proprietary information of the Company. “Proprietary Information” shall not include any information which is known in the industry or available to the public through lawful means; provided, however, that publicly known or available information may constitute “Proprietary Information” if it is being used by the Company in a fashion, manner, or in connection with other information, that is not publicly known. By way of illustration, but not limitation, “Proprietary Information” includes: (i) financial information provided to Employee by the Company; (ii) non-public information pertaining to the Company’s existing, future, or contemplated products; (iii) proprietary software programs or proprietary alterations to non-proprietary software programs; (iv) trade secrets as defined under [New Jersey] law; (v) non-public marketing information such as marketing strategies, pricing information, cost information and distribution strategies; (vi) future product plans or information which are treated as confidential or proprietary by the Company; (vii) personnel information including employee compensation, except where such information is publicly disclosed or where the applicable employee consents to its disclosure; and (viii) non-public information pertaining to the Company’s vendors, or third parties with whom the Company has business relationships, including the terms of those relationships.

(a) Employee agrees that during the term of his or her employment, and thereafter, Employee will keep in confidence and trust all Proprietary Information and will not directly or indirectly use or disclose any Proprietary Information without the written consent of the Company, except, during the period of Employee’s employment with the Company, as may be necessary in the ordinary course of performing Employee’s duties for the Company.

(b) All Company property, including, but not limited to, Proprietary Information, documents, data, records, equipment and other tangible or intangible property, whether or not pertaining to Proprietary Information, provided to Employee by the Company or used or produced by Employee or others in connection with Employee providing services to the Company shall be and remain the sole property of the Company, and shall be returned promptly to the Company as and when requested by the Company. Employee shall return and deliver all such property to the Company upon termination of his or her employment. Employee will not keep or remove any such property or any reproduction of such property upon such termination or at any time.

(c) Employee recognizes that the Company may receive from third parties information which is not publicly known or is private, proprietary or confidential, in each case, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain purposes. Employee agrees that during the term of his or her employment, and thereafter, Employee: (i) owes the Company and such third parties a duty to hold all such information received from third parties in confidence and not to disclose it, except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party; and (ii) will not use it for the benefit of anyone, other than for the Company or such third party, consistent with the Company’s agreement with such third party.

(d) The obligations of Employee with respect to Proprietary Information shall continue until such time as the Proprietary Information is publicly known, through lawful means or until such time as the Company advises Employee in writing to disclose the Proprietary Information.

3. Non-Solicitation of Employees. [Unless otherwise set forth in Employee’s employment agreement with the Company,] Employee hereby agrees that during the term of Employee’s employment with the Company and for a period of eighteen (18) months following the date of termination of Employee’s employment, Employee shall not, individually or in conjunction with any other Person, and shall cause Employee’s affiliates not to, directly or indirectly, cause, solicit or encourage any Person who is an employee or consultant of the Company and whose services relate to the Company’s business or with whom Employee had contact, to leave his or her employment with the Company, or hire, employ or otherwise engage any employee of the Company. Nothing contained in this Section 3 shall prohibit Employee or its affiliates from soliciting any employee of the Company who shall have responded to a general solicitation for employment not otherwise aimed or targeted at the employees of the Company. The parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified business limitation or any other relevant feature of this Section 3 is unreasonable, arbitrary or against public policy, then a lesser period of time, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party. As used herein, “Person” shall be constructed broadly and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental authority (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

4. Non-Solicitation of Customers. [Unless otherwise set forth in Employee’s employment agreement with the Company,] Employee hereby agrees that during the term of Employee’s employment with the Company and for a period of eighteen (18) months following the date of termination of Employee’s employment, Employee shall not, individually or in conjunction with any other Person, directly or indirectly, take any of the following actions, except if such actions are taken within the scope of Employee’s employment:

(a) cause, induce or encourage, or attempt to cause, induce or encourage (i) any actual or prospective customer, client or account of the Company or (ii) any other Person who has a material business relationship with the Company or who is or was engaged in any substantive business discussion with the Company (each, a “Customer”), to terminate or modify any such actual or prospective relationship with the Company; and

(b) perform or attempt to perform services for any Customer, accept business from any Customer or otherwise interfere with the relationship between the Company and any Customer.

The parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified business limitation or any other relevant feature of this Section 4 is unreasonable, arbitrary or against public policy, then a lesser period of time, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

5. Non-Competition. [Unless otherwise set forth in Employee’s employment agreement with the Company,] Employee hereby agrees that during the term of Employee’s employment with the Company and for a period of eighteen (18) months following the date of termination of Employee’s employment, Employee shall not, individually or in conjunction with any other Person, directly or indirectly, take any of the following actions anywhere in [the United States], except if such actions are taken within the scope of Employee’s employment:

(a) own, manage, control or participate in the ownership, management or control of, or consult with, or be a director or affiliate of, any entity, individual or group of individuals which engages in any manner in the business of providing some or all of the services that are part of the Company’s business;

(b) solicit, employ, or attempt to entice away any person who is an employee or officer of the Company other than any employee that has been terminated by the Company after the date hereof; and

(c) unless compelled by applicable law, disparage, criticize, seek to embarrass or defame the Company, the members of its governing boards, its officers or employees in their capacities as such, or knowingly or willfully harm the business interests, reputation or goodwill of the Company.

Executive acknowledges that the Company distributes and sells its products throughout [the United States] and has customers located throughout [the United States], and that the scope of this restriction is appropriate and reasonable to protect the Company’s business interests. The parties further agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6. Developed Information.

(a) Employee agrees to promptly disclose to the Company, or any persons designated by it, all improvements, inventions, programs, processes, techniques, or trade secrets, whether or not patentable or registrable under copyright or similar statutes, and all designs, trademarks and copyrightable works that Employee may solely or jointly make or conceive or reduce to practice or learn during the period of his or her employment with the Company which: (i) are within the scope of the services to be provided by Employee to the Company and are related to or useful in the business of the Company or to the Company’s actual or demonstrably anticipated activities; or (ii) result from tasks assigned Employee by the Company; or (iii) are funded by the Company; or (iv) result from the use of premises, facilities or equipment owned, leased or contracted for by the Company (collectively, the “Developed Information”).

(b) Employee agrees that all Developed Information shall be the sole property of the Company, its successors and its assigns. The Company, its successors and its assigns shall be the sole owner of all patents, trademarks, copyrights and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Developed Information. In addition, to the extent permitted by federal copyright law, the parties agree that any works resulting from Employee’s work under this Agreement shall be “works for hire” as defined in the federal copyright law. Employee hereby assigns to the Company all of Employee’s works of authorship and all rights of copyright and patent in such works to the extent such works result from Employee’s work under this Agreement. Employee further agrees as to all Developed Information to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, trademarks, copyrights and other rights to or in the Developed Information in any and all countries. Employee will perform any further acts and execute and deliver all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Employee’s obligation to assist the Company in obtaining and enforcing patents, trademarks, copyrights and other rights to or in the Developed Information in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Employee at a reasonable rate commensurate with rates paid by others for comparable services after such termination of this Agreement for time actually spent by Employee at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure Employee’s signature to any lawful and necessary document required to apply for or prosecute any patent, trademark, or copyright or other right or protection with respect to Developed Information (including renewals, extensions, continuations, divisions or continuations in part thereto), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee. The Company shall also have the right to keep and maintain any and all Developed Information as trade secrets.

(c) As a matter of record, Employee must notify management of the Company in writing of any and all inventions, discoveries, developments, improvements, and trade secrets which have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to employment with the Company which Employee desires to remove from the operation of this Agreement. If Employee does not so notify management, Employee represents that he or she has made no inventions, improvements, developments, or improvements at or prior to the time of signing this Agreement that are to be removed from the operation of this Agreement.

7. Property of Others.

(a) Employee represents that Employee’s performance under this Agreement does not and will not breach any obligation to keep in confidence any proprietary or confidential information (including, without limitation, trade secrets) of others, if any, acquired by Employee in confidence or in trust prior to the date of this Agreement. Employee has not entered into, and Employee agrees Employee will not enter into, any agreement either written or oral in conflict with the terms and conditions of this Agreement.

(b) Employee represents, as part of the consideration for entering into this Agreement, that Employee has not brought and will not bring to the Company or use in the performance of Employee’s responsibilities as an employee of the Company any equipment, supplies, property or proprietary or confidential information (including, without limitation, trade secrets) of any current or former employer or other organization to which Employee previously provided services, unless Employee has obtained written authorization for their possession and use.

8. Conflict of Interest. During the term of employment with the Company, Employee shall inform the Company before accepting any employment or consulting relationship with another person or entity: (a) in any field related to the Company’s line of business; or (b) in a position that requires significant time commitment. Lack of objection by the Company regarding any particular outside activities does not alter or reduce the Employee’s obligations under this Agreement.

9. Equitable Relief. Employee acknowledges that any breach or threatened breach by Employee of the provisions of Sections 2, 3, 4, 5, 6 or 8 of this Agreement will result in immediate and irreparable harm to the Company, for which there will be no adequate remedy at law, and that the Company will be entitled to equitable relief to restrain or enjoin Employee from violating the terms of these sections, or to compel Employee to cease and desist all unauthorized use and disclosure of the Proprietary Information. Nothing in this section shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Employee.

10. Modifications. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. Severability. If one or more of the provisions in this Agreement is deemed unenforceable by law, the remaining provisions will nevertheless continue in full force and effect.

12. Integrated Agreement. This Agreement, together with [the Business Combination Agreement entered into by Holdings as of [ ], 2015,] the Amended and Restated Limited Partnership Agreement of the Company, dated as of [ ], 2016, and all agreements referenced herein or therein, and any schedules, exhibits and other documents referred to herein or therein (including Employee’s employment agreement with the Company), constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof. This Agreement, and any other written agreement signed by Employee on the subject of his or her employment, including the Employee’s employment agreement, if any, shall not affect or supersede the Employee Handbook, if any, of the Company; provided, however, that in the case of any conflict between the Employee Handbook and this Agreement, the terms of this Agreement will supersede any conflicting personnel policy in the Employee Handbook.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of [New Jersey], without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of [New Jersey] or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of [New Jersey].

[Remainder of Page Intentionally Left Blank]

Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Agreement.

Sincerely,

VERTICAL/TRIGEN HOLDINGS, LLC

By:
Name:
Title:

[PROPRIETARY INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT]

EMPLOYEE CERTIFIES AND ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT EMPLOYEE UNDERSTANDS AND WILL FULLY AND FAITHFULLY COMPLY WITH SUCH PROVISIONS.

Dated:

EMPLOYEE

By:

Name:

[PROPRIETARY INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT]